Exhibit 10.1

PURCHASE AGREEMENT – DATED MAY 15, 2010

This Purchase Agreement ("Agreement") sets forth our agreement in principle to the acquisition by Recovery Energy, Inc. ("Recovery") from Edward Mike Davis, L.L.C. and Spottie, Inc. (collectively, "Davis") of certain oil and gas interests (the "Assets") described as:

(i)
All of Davis' right, title and interest in oil and gas leases covering approximately 60,000 acres.  The leases provided by Davis shall cover Lands described in Exhibit A hereto, located in Banner and Kimball Counties, Nebraska and Laramie and Goshen Counties, Wyoming, insofar and only insofar as those leases cover the land described in Exhibit A hereto and limited to formations from the surface of the ground to the base of the Green Horn formation ("Leases");

(ii)
all of the Reserved Overriding Royalty Interest in, to and under the Albin Area and Tracy Prospect Leases described in Exhibit B hereto, except for that portion of the reserved overriding royalty which, together with the lease royalty burden does not exceed fifteen percent (15%), burdening leases in Banner County, Nebraska and Laramie County, Wyoming, insofar and only insofar as those leases cover the land described in Exhibit B hereto ("Existing Override") which shall not include lands in Sections 33 and 34 of Township 18 North, Range 60 West, 6th P.M., Laramie County, Wyoming or other Lands not described in Exhibit B; and

(iii)
all of the Reserved Overriding Royalty Interest in, to and under the Vrtatko Area Prospect Leases described in Exhibit C hereto, except for that portion of the reserved overriding royalty which, together with lease royalty burden does not exceed fifteen percent (15%), burdening leases in Kimball County, Nebraska, insofar and only insofar as those leases cover the land described in Exhibit C hereto ("Vrtatko Override").

1. Terms and Purchase Price.

(a)	The acquisition of the Assets will be effective as of the date the Cash Consideration and the Shares are delivered to Davis. Recovery shall gauge tanks on the effective date of this Agreement.

(b)
The Purchase Price will be $20,000,000.00 ("Cash Consideration") and $2,000,000 non-refundable shares of Recovery's common stock ("Shares").  Recovery will deliver to Davis the Cash Consideration by wire transfer and the Shares by May 21, 2010 at 5:00 p.m. Mountain Daylight time.  If Recovery is not able to deliver the Cash Consideration and the 2,000,000 Shares to Davis by May 21, 20l0 at 5:00 p.m., then Davis shall have the right but not the obligation to extend this Agreement on the following terms: (1) the Shares shall increase to 3,000,000 shares of Recovery's common stock, (2) Recovery shall deliver the 3,000,000 non-refundable Shares to Davis by May 21, 2010 at 5:00 p.m. Mountain Daylight Time and (3) Recovery shall deliver the Cash Consideration by wire transfer to Davis as soon as it raises such funds from any source except proceeds of production, but in no event later than June 30, 2010 at 5:00 p.m. Mountain Daylight time.  If Davis elects to extend this agreement and Recovery fails to deliver the Cash Consideration by June 30, 2010, or if acquisition of the Assets otherwise fails to occur through no fault of Davis, Davis shall retain the Shares.

(c)
Recovery shall file a registration statement for the Shares with the Securities and Exchange Commission under the Securities Act of 1933 as soon as possible after execution of this Agreement and no later than May 31, 2010 or the next time Recovery flies a registration statement for any other shares of its stock, whichever is earlier.  Recovery shall cause the Shares to be free trading stock as soon as possible and deliver the Shares in denominations specified by Davis with no restrictions and at no cost to Davis.

(d)	The Cash Consideration shall be allocated to the Existing Override, the Vrtatko Override and other leases.

(e)
The Leases will be delivered by Davis with a Net Revenue Interest ("NRI") of 77%, (except in those cases in which a lease has a landowner's royalty burden that is greater than 23%, then in that case the lease shall be delivered by Davis to Recovery at the NRI of the lease).  All interests assigned in the Leases wilt be limited to formations from the surface of the ground to the base of the Green Horn formation, Davis retains alt rights below the Green Horn formation and shall have access to the land and leases for Davis' operations.  Recovery shall abide by the terms and conditions of the leases and shall obtain all necessary bonds as required by all governmental agencies.

(f)
Six (6) months prior to the expiration, surrender or other termination of any lease assigned by Davis to Recovery, Recovery will notify Davis and offer to Davis reassignment of such lease.  This reassignment obligation shall be expressly included in any assignment of the interest being assigned to Recovery hereunder.  If Davis accepts the reassignment offer, then Recovery shall reassign a 100% working interest in such lease with no burdens other than those burdening such lease when Davis assigned such lease to Recovery, with no additional burdens or encumbrances of any kind whatsoever.

(g)
Recovery shall commit to drill two wells ("Commitment Wells") on lands covered by the Leases at locations selected by Davis.  Davis shall notify Recovery of the two locations within six months after execution and delivery of this Agreement.  The first well shall be spudded within 12 months after the execution and delivery of this Agreement and the second well within 24 months after the execution and delivery of this Agreement.  One well shall be a horizontal Niobrara test well and one well shall be a horizontal Codell test well.  If Recovery Energy elects to complete either well, then such well shall be fraced by Halliburton using the latest technology.

(h)
Recovery shall drill and log all wells on the Leases, including but not limited to the Commitment Wells described above, to 100 feet below the top of the Skull Creek formation.  The logging shall be conducted by Schiumberger and shall include platform express' triple combo (being induction array end neutron density) with linear display logs.  Davis shall be provided all information for each well drilled by Recovery as soon as the information is obtained by Recovery, including but not limited to applications, daily drilling reports, DST's, daily completion reports, daily production reports, etc.  During the life of each well drilled by Recovery or its successors and assigns on the Leases, Recovery shall provide Davis or cause to be provided to Davis all production, testing and other information obtained by the operator for such well.  If Recovery decides to plug and abandon any well on the lands covered by the Assets, including but not limited to the two commitment wells described above, Davis shall have the right but not the obligation to take over the well at no cost to Davis.  If Recovery fails to drill both of the Commitment Wells, Recovery shall lose its interest in the leases upon which the two wells were drilled and any leases in the drilling or spacing unit for such wells, and Recovery shall reassign said leases to Davis with no burdens, liens or encumbrances other than those existing prior to the assignment from Davis.

Nothing contained in paragraph (3) above shall change the terms of any previous agreements entered into by and between Davis and Recovery.

For each of the two commitment wells, Recovery will lose 1800 acres per well if not drilled, but will not relinquish rights to more than 3600 acres.

(i)
Recovery shall be responsible for any and all ad valorem, severance and other taxes on production from the Assets and shall keep the total amount of all such taxes in a separate account designated solely for the payment of such taxes.  Recovery shall place the total amount of all such taxes in Treasury bills to be held in a separate non-hypothecable escrow account designated solely for the payment of such taxes.  Recovery shall provide Davis with the monthly statements of account for each such account.  If Recovery assigns any interests in the Assets to a third party, Recovery shall notify Davis of the assignment prior to such assignment and such third party shall comply with the terms of this paragraph.

(j)
Davis represents that the leasehold interests assigned pursuant to this agreement shall be free of all liens and encumbrances created by, through or under Davis, but not otherwise, Davis does not represent that any lease subject to this Agreement covers 100% of the mineral interest in all lands covered by such lease.  Davis does not warrant title to leases subject to this Agreement.  With respect to all interests assigned by Davis to Recovery pursuant to this Agreement or any previous agreements between the parties, Davis shall be deemed to have assigned such interests "AS IS, WHERE IS" and "WITH ALL FAULTS." All prior representations, warranties, covenants and conditions of Davis with regard to such interests are terminated and released.

(k)
The rights of Recovery and Davis may be assigned and the provisions of this Agreement shall extend to their successors and assigns, provided, however, no assignment shall relieve Recovery of its obligations under this Agreement.

This Agreement is a binding contract and enforceable under its terms.

This Agreement may be executed iii counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute for all purposes one agreement. Facsimiles and: electronic copies of this Agreement shall be effective as originals.

RECOVERY ENERGY, INC.

By:	/s/ Roger A. Parker	Dated: May 15, 2010
Roger A. Parker, Chief Executive Officer

RECOVERY ENERGY, INC.

By:	/s/ Jeffrey A. Beunier	Dated: May 15, 2010
Jeffrey A. Beunier, President

AGREED AND ACCEPTED May 15, 2010		SPOTTIE, INC.

EDWARD MIKE DAVIS, L.L.C.		By:	/s/ Edward Mike Davis
Edward Mike Davis, President
By:	/s/ Edward Mike Davis
Edward Mike Davis, Manager

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